                                                               EXHIBIT 99 (b)(1)



                           CREDIT SUISSE FIRST BOSTON
                              Eleven Madison Avenue
                            New York, New York 10010


Environmental Systems Products, Inc.
7 Kripes Road
East Granby, Connecticut 06026

Attention:  David Langevin
                                                                 August 12, 1998

                      Environmental Systems Products, Inc.
                      ------------------------------------
       Senior Secured Credit Facilities and Bridge Loan Commitment Letter
       ------------------------------------------------------------------

Ladies and Gentlemen:

     You have advised Credit Suisse First Boston ("CSFB") that a newly formed entity (the "BORROWER"), satisfactory to CSFB, that will directly or indirectly own 100% of the outstanding equity of Environmental Systems Products, Inc. (the "COMPANY"), and will be more than 50% owned and controlled by Alchemy Partners ("SPONSOR"), intends to acquire (the "ACQUISITION") through a wholly-owned subsidiary of the Borrower satisfactory to CSFB (the "ACQUIROR") all the issued and outstanding shares of capital stock (the "SHARES") of Envirotest Systems Corp. (the "TARGET") pursuant to a recommended cash tender offer (the "OFFER") for not less than 90% of the Shares (the number of shares sufficient to accomplish a short-form merger). We understand that the aggregate cash consideration to be paid for the Shares will be approximately $266.3 million. You have further advised us that in connection with the Acquisition (i) Sponsor will make or cause to be made by certain shareholders of Newmall Limited as of the date hereof an indirect equity contribution of $80 million (the "EQUITY CONTRIBUTION") to the Borrower, (ii) the Borrower will obtain senior secured credit facilities (the "SENIOR BANK FACILITY") in an aggregate principal amount of $445 million (as more fully described in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the "SENIOR TERM SHEET")), (iii) certain existing indebtedness of the Target and the Company (the "EXISTING INDEBTEDNESS") will be repaid in an aggregate amount (including any applicable prepayment premiums) of up to $491.8 million (which, in the case of any existing public debt, will be accomplished through tender offers or, but only to the extent the same can be accomplished in a timely manner in accordance with the terms thereof, voluntary redemption rights or, to the extent either of the foregoing do not result in the acquisition of all of the outstanding public debt simultaneously with the Acquisition, defeasance of the remaining portion of such public debt coupled with a notice of voluntary redemption for such remaining debt (the "DEBT TENDER")), and (iv) the Borrower will issue Senior Subordinated Notes (the "SENIOR SUBORDINATED NOTES") in a principal amount of $225 million or, in lieu thereof, obtain Bridge Loans (as defined below) (the Offer, the Acquisition, the Debt Tender and the foregoing transactions are collectively referred to herein as the "TRANSACTIONS"). The approximate sources and uses of the funds necessary to consummate the Transactions are set forth on Annex II to the Senior Term Sheet.

     You have requested that CSFB (i) agree to structure, arrange and syndicate the Senior Bank Facility, (ii) commit to provide the Senior Bank Facility and to serve as advisor, arranger, administrative agent and collateral agent therefor and (iii) commit to provide bridge loans of up to $225 million (the "BRIDGE LOANS" and, together with the Senior Bank Facility the "FACILITIES") to the Borrower. CSFB is pleased to advise you of (i) its willingness to act as exclusive advisor, arranger, administrative agent and collateral agent for the Senior Bank Facility, (ii) its commitment to provide the entire amount of the Senior Bank Facility upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "COMMITMENT LETTER") and in the Senior Term Sheet, (iii) its commitment to provide the entire amount of the Bridge Loans upon the terms and subject to the conditions set forth or referred to herein and in the Summary of Principal Terms and Conditions attached as Exhibit B hereto (the "BRIDGE TERM SHEET"; together with the Senior Term Sheet, the "TERM SHEETS").

     CSFB reserves the right and intends, prior to or after the execution of the definitive documentation with respect to the Facilities (the "FACILITIES DOCUMENTS"), to syndicate all or a portion of its commitments to one or more financial institutions (such financial institutions, together with CSFB, the "LENDERS") identified by us in consultation with, and reasonably acceptable to, you, which Lenders will become parties to the Facilities Documents. It is agreed that CSFB will act as the sole administrative agent and advisor for, and sole arranger and syndication manager of, the Facilities and that no additional agents or co-agents or co-arrangers will be appointed without the prior written consent of CSFB; provided, however, that in the event CSFB syndicates more than 95% of the amount of its commitments to other Lenders, CSFB, upon the request of the Sponsor (but only so long as the Sponsor continues to control Holdings, the Borrower, the Acquiror and the Company), shall cease to act as administrative agent, adviser, arranger and syndication manager of the Facilities. In addition, CSFB reserves the right to employ the services of Credit Suisse First Boston Corporation ("CSFBC") in providing services incidental to the provision of the Bridge Loans and any resale of the Bridge Loans or Exchange Notes (as defined in the Bridge Term Sheet), and you agree that, in connection with the provision of such services, CSFB and CSFBC may share with each other any confidential or other information relating to the Acquiror, the Borrower, the Company, the Target, each entity (other than the Borrower) that directly or indirectly owns 100% of the outstanding equity of either the Target or the Company after giving effect to the Transactions (collectively, "HOLDINGS") and their respective subsidiaries and affiliates as from time to time they may possess.

     CSFB will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions identified by us in consultation with, and reasonably acceptable to, you, will participate in the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. You understand that the

Senior Bank Facility and the Bridge Loans will be separately syndicated. You agree to assist CSFB in forming any such syndicate and to provide the potential Lenders, promptly upon request, with all information reasonably requested by them to complete successfully the syndication, including but not limited to (a) an information package, including a Confidential Information Memorandum for each of the Facilities and other marketing materials for delivery to potential Lenders and participants, and (b) all information and projections prepared by you or your advisers relating to the Transactions. You also agree to participate in, and to make appropriate senior officers and representatives of Sponsor, the Acquiror, the Borrower, the Target, Holdings and the Company available to participate in, informational meetings for potential Lenders and participants at such times and places as CSFB may reasonably request and to use commercially reasonable efforts to ensure that CSFB's syndication efforts materially benefit from the Target's and the Company's existing lending relationships.

               You represent and warrant and covenant that:

               (a) all written information (other than financial projections) which has been or is hereafter furnished to CSFB by you or any of your representatives in connection with the Transactions is and will be complete and correct as of the date thereof in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made; and

               (b) all financial projections that have been or are hereafter prepared by you or on your behalf and made available to CSFB have been or will be prepared in good faith based upon what you believe to be reasonable assumptions (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower's control, and that no assurance can be given that the projections will be realized).

You agree to supplement the information and projections referred to in clauses
(a) and (b) above from time to time until completion of the syndication so that the representations and warranties in the preceding sentence remain correct without regard to when such information and projections were furnished. In arranging and syndicating the Facilities, CSFB will be entitled to use and rely on such information and projections without independent verification thereof.

     In connection with the syndication of the Facilities, CSFB may, in its discretion, allocate to other Lenders portions of any fees payable to CSFB in connection with the Facilities. You agree that neither you, the Borrower, the Target nor any of their respective affiliates will pay to any Lender any compensation or titles of any kind for its participation in the Facilities except as expressly provided for in this letter or in the fee letter dated the date hereof between you and CSFB (the "FEE LETTER").

     You agree to reimburse CSFB and its affiliates, upon request made from time to time, for their reasonable out-of-pocket fees and expenses incurred in connection with the preparation, execution and delivery of this letter, the Fee Letter, the Warrant Letter (as defined below) and the Facilities Documents and the activities thereunder or contemplated thereby, including without limitation syndication expenses (other than fees allocated in accordance with the preceding paragraph) and the reasonable fees and expenses of Skadden, Arps, Slate, Meagher & Flom LLP and such other outside counsel and advisors to CSFB and its affiliates approved by you (such approval not to be unreasonably withheld), whether incurred before or after the execution of this letter.

     You agree to indemnify and hold harmless CSFB and each other Lender, their respective affiliates and each of their respective directors, officers, employees, agents and advisors (each, an "INDEMNIFIED PARTY"), from and against any and all claims, damages, liabilities (including securities law liabilities), losses and expenses, including reasonable fees, expenses and disbursements of counsel, which may be incurred by or asserted against an Indemnified Party in connection with CSFB's or any Lender's commitment or participation in the transactions contemplated by this letter, the Facilities or any related matter or any investigation, litigation or proceeding in connection therewith and whether or not the Acquisition is consummated or the Facilities are drawn upon, except to the extent such claim, damage, loss, liability or expense is found in a final nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's own gross negligence or willful misconduct; provided, however, that in connection with any such third party claim, you shall not be responsible for, or required to hold harmless any Indemnified Party from and against, the reasonable fees, expenses and disbursements of more than one counsel for all of the Indemnified Parties taken together, except to the extent any such Indemnified Party requires its own counsel in order to be adequately represented in the reasonable judgment of such Indemnified Party. No Indemnified Party shall be responsible or liable to any other party hereto or any other person for consequential damages that may be alleged as a result of this letter or the breach of any party's obligations hereunder.

     You hereby agree, in accordance with the terms of a separate letter dated the date hereof between you and CSFB (the "WARRANT LETTER"), to make available to CSFB and the Lenders warrants to acquire equity in the Borrower to assist in the syndication of the Bridge Loans, or the resale of Exchange Notes.

     This letter is delivered to you on the understanding that neither this letter nor any other agreement between us related to this letter or the Transactions, including the Term Sheets, the other exhibits hereto, the letter of even date herewith regarding the engagement of CSFBC with respect to the financing and structure of the Transactions (the "ENGAGEMENT LETTER"), the Fee Letter and the Warrant Letter, nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, directors, agents and advisors who are directly involved in the consideration of this matter (and then only on a confidential basis) or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof);

provided, however, that you may disclose (and then only on a confidential basis) this letter, the Term Sheets and the other exhibits hereto and their terms and substance (but not the Engagement Letter, the Fee Letter or the Warrant Letter or their respective terms and substance) to the Target, upon your acceptance of this letter.

     Our offer to provide the Facilities will terminate at 5:00 P.M., New York time, (i) on August 13, 1998, unless on or before that time you accept this letter by signing and returning an enclosed counterpart of this letter, the Fee Letter, the Engagement Letter and the Warrant Letter and (ii) if accepted by you on or prior to such time, on October 15, 1998. In any event your obligations with respect to indemnification and confidentiality shall remain in full force and effect, regardless of any termination of the commitment of CSFB made hereunder. You agree to cause the Target, the Borrower, the Acquiror and Holdings to become a party to this letter, the Fee Letter and the Warrant Letter as soon as practicable (which, in the case of each such person other than the Target, will be no later than August 24, 1998 and, in the case of the Target, will be the date of consummation of the Acquisition) and thereby assume your obligations thereunder jointly and severally with you. The obligations of you, the Acquiror, the Borrower, Holdings and the Target (each a "Loan Party" and collectively the "Loan Parties") hereunder are joint and several obligations.

     This letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This letter and CSFB's commitments hereunder may not be assigned by you without the prior written consent of CSFB, and any attempted assignment without such consent shall be void. CSFB's commitments hereunder may be assigned by CSFB to any of its affiliates or, subject to the proviso in the second full paragraph on page 2 hereof, any Lender. Any such assignment to an affiliate shall not relieve CSFB from any of its obligations hereunder unless and until the Facilities Documents with respect to such assigned commitment shall have been executed and delivered by the parties thereto, but any assignment to a Lender shall be by novation and shall release CSFB from its commitment hereunder pro tanto. This letter may not be amended or modified or any provision hereof waived except in writing signed by you and CSFB. This letter shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the conflicts of laws principles thereof. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this letter by facsimile transmission shall be effective as delivery of a manually signed counterpart hereof.

                [Remainder of this page intentionally left blank]




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

          We appreciate the opportunity to assist you in this very important transaction.

                                    Very truly yours,

                                    CREDIT SUISSE FIRST BOSTON


                                    By:  /s/ ROBERT HETU
                                       -------------------------
                                       Name:  Robert Hetu
                                       Title: Vice President


                                    By:  /s/ RICHARD CAREY
                                       -------------------------
                                       Name:
                                       Title:


Accepted and agreed to as of
the date first written above,

ENVIRONMENTAL SYSTEMS PRODUCTS, INC.


By:  /s/ DAVID J. LANGEVIN
   --------------------------------
   Name:
   Title:



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


                                                                       EXHIBIT A

                      Environmental Systems Products, Inc.
                        Senior Secured Credit Facilities
                   Summary of Principal Terms and Conditions(1)


Borrower:               A newly-formed entity (the "BORROWER") directly or
                        indirectly owning all of the outstanding equity of Environmental Systems Products, Inc. (the "COMPANY") that is satisfactory to CSFB.

Acquisition:            The Borrower intends to acquire (the "ACQUISITION") all
                        the issued and outstanding share capital (the "SHARES") of Envirotest Systems Corp. (the "TARGET"), pursuant to a recommended cash tender offer (the "OFFER") to be consummated by the Acquiror, for aggregate cash consideration of approximately $266.3 million (the
                        "PURCHASE PRICE"). In connection with the Acquisition,
                        (a) the Borrower will obtain the senior secured credit facilities (the "SENIOR BANK FACILITY") as described below under the caption "Facility" in an aggregate principal amount of $445 million; (b) certain existing indebtedness of the Target and the Company (the
                        "EXISTING INDEBTEDNESS") will be repaid in an aggregate amount (including any applicable prepayment premiums) of up to $491.8 million; (c) an equity contribution of $80 million (the "EQUITY CONTRIBUTION") will be made to the Borrower by Sponsor; (d) the Borrower will issue Senior
                        Subordinated Notes (the "SENIOR SUBORDINATED NOTES") in a principal amount of $225 million or, in lieu thereof, obtain Bridge Loans in such principal amount; and (e) the Borrower will pay fees and expenses (including, without limitation, reasonable fees of outside counsel) in connection with the foregoing in an amount not to exceed $45 million (the Offer, the Acquisition and the foregoing transactions are collectively referred to herein as the "TRANSACTIONS").



------------------
     (1) All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached.

Sources and Uses:       The approximate sources and uses of funds necessary to
                        consummate the Transactions are set forth on Annex II attached hereto.

Agent: CSFB will act as administrative agent (the "AGENT") for a syndicate of financial institutions identified by CSFB in consultation with, and reasonably acceptable to, the Company (the "LENDERS"), and will perform the duties customarily associated with such role.

Advisor and Arranger:   CSFB will act as advisor and arranger for the Senior
                        Bank Facility (the "ARRANGER"), and will perform the duties customarily associated with such roles.

Facilities:             (A)     Senior Secured Term Loan Facilities in an
                                aggregate principal amount of up to $395 million
                                (the "TERM FACILITY"), of which (i) $125 million
                                ("TERM LOAN A") will mature in five years, (ii)
                                $50 million ("TERM LOAN B") will mature in six years, (iii) $110 million ("TERM LOAN C") will mature in seven years and (iv) $110 million
                                ("TERM LOAN D") will mature in eight years.

                                The Agent may, with the Company's or the Borrower's consent (not to be unreasonably withheld), reallocate amounts among Term Loan A, Term Loan B, Term Loan C and Term Loan D in order to facilitate the syndications of the Senior Bank Facility, provided that the aggregate amount of the Term Facility remains unchanged.

                        (B) Senior Secured Revolving Credit Facility (the "REVOLVING FACILITY") in an amount equal to $50 million, of which up to an amount to be agreed upon will be available in the form of letters of credit.

Purpose:                (A)     The proceeds of the Term Facility will be used
                                by the Borrower on the date of the initial funding under the Senior Bank Facility (the
                                "CLOSING DATE"), together with the proceeds of the Senior Subordinated Notes (or the Bridge
                                Loans) and the Equity Contribution and $92.5 million of cash on hand at the Target and the Company, solely (i) to finance the Purchase Price, (ii) to repay the Existing Indebtedness and (iii) to pay related fees and expenses.

                        (B) The proceeds of loans under the Revolving Facility in an amount not to exceed $10.6 million may be used, together with the proceeds of the Equity Contribution and Senior Subordinated Notes (or Bridge Loans) to finance the Acquisition, repay Existing Indebtedness and pay related fees and expenses. The proceeds of any subsequent borrowings under the Revolving Facility will be used for general corporate purposes.

                        (C) Letters of credit will be used by the Borrower solely for ordinary course purposes.

Availability:           (A)     Loans under the Term Facility will be made
                                available only on the Closing Date. Such loans, once repaid may not be reborrowed.

                        (B) Loans under the Revolving Facility will be available at any time prior to the final maturity of the Revolving Facility. Amounts repaid under the Revolving Facility may be reborrowed.

                        (C) Letters of Credit will be available at any time before the fifth business day prior to the final maturity of the Revolving Facility.

Default Rate:           The applicable interest rate plus 2% per annum.

Letters of Credit:      Letters of credit under the Revolving Facility will be
                        issued by a New York-based Lender, as issuing bank (in such capacity, the "ISSUING BANK"), agreed upon by the Borrower and the Agent. Each letter of credit shall expire no later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility.

                        Drawings under any letter of credit shall be reimbursed by the Borrower on the same business day. To the extent that the Borrower does not reimburse the Issuing Bank on the same business day, the Lenders shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Facility commitments, with the amount of such reimbursement payment being deemed to be a drawing under the Revolving Facility.

                        The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Bank.

Final Maturity and      (A)     Term Facility
Commitment Reductions:
                                Term Loan A, Term Loan B and Term Loan C and
                                Term Loan D will mature on the fifth, sixth, seventh and eighth anniversaries, respectively, of the Closing Date, and will amortize on a quarterly basis, in annual amounts to be agreed upon.


                        (B) The Revolving Facility will mature on the fifth anniversary of the Closing Date.

Guarantees:             All obligations of the Borrower under the Senior Bank
                        Facility will be unconditionally guaranteed by Holdings, each other existing and subsequently acquired or organized domestic subsidiary of the Borrower
                        (including, without limitation, the Company, the Target and their respective domestic subsidiaries).

Security:               The Senior Bank Facility and the related guarantees will
                        be secured by substantially all the assets of each Loan
                        Party and each other subsequently acquired or organized subsidiary of the Borrower (collectively, the "COLLATERAL"), including but not limited to (a) a first priority pledge of all the capital stock of each Loan
                        Party (other than the Borrower) and each other existing and subsequently acquired or organized subsidiary of the Borrower (65% of foreign subsidiaries of the Target or the Company) and (b) perfected first priority security interests in, and mortgages on, substantially all tangible and intangible assets of each Loan Party and each other existing and subsequently acquired or organized domestic subsidiary of the Borrower (including but not limited to accounts receivable, inventory, general intangibles, intellectual property, real property, cash and proceeds of the foregoing).

                        All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Lenders and the Borrower, and, subject to limited exceptions to be agreed upon, none of the Collateral shall be subject to any other pledges, security interests or mortgages.


Interest Rates          As set forth on Annex I hereto.
and Fees:

Mandatory Prepayment:   Loans under the Term Facility shall be prepaid with (a)
                        a percentage to be agreed upon of Consolidated Excess
                        Cash Flow (to be defined), (b) 100% of the net cash proceeds of all non-ordinary-course asset sales or other dispositions of property by the Borrower and its subsidiaries (including insurance and condemnation proceeds), subject to exceptions to be agreed upon, (c)
                        100% of the net cash proceeds of issuances of debt obligations of the Borrower and its subsidiaries, subject to exceptions (including the Bridge Loans, the Exchange Notes and the Senior Subordinated Notes) to be agreed upon, and (d) 100% of the net cash proceeds of issuances of equity securities of the Borrower and its subsidiaries, subject to exceptions to be agreed upon.

                        Mandatory prepayments shall be made, without premium or penalty (but with Breakage Costs (as defined below)), and shall be applied pro rata to the Term A, B, C and D Loans, in each case pro rata to the remaining amortization payments of such loans; provided that holders of Term Loan B, Term Loan C and Term Loan D may elect to have their portion of any mandatory prepayment applied to any outstanding portion of Term Loan A.

Voluntary Prepayment:   Voluntary prepayments will be permitted in whole or in
                        part, at the option of the Borrower, in minimum principal amounts to be agreed upon, without premium or penalty, other than payment of breakage costs (excluding profits and Applicable Margins) and reimbursement of the Lenders' actual re-employment costs in the case of prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant Interest Period (such breakage costs and re-employment costs, collectively
                        "Breakage Costs").

Representations         Usual for facilities and transactions of this type and
and Warranties:         others to be agreed upon by the Agent and the Borrower
                        (the Borrower's agreement not to be unreasonably withheld), including but not limited to accuracy of financial statements; no material adverse change;
                        absence of litigation; no violation of agreements or instruments; compliance with laws (including employee benefits, margin regulations and environmental laws);
                        payment of taxes; ownership of properties; solvency;
                        effectiveness of regulatory approvals; labor matters;
                        environmental matters; accuracy of information; and validity, priority and perfection of security interests in the Collateral.

Conditions Precedent    The obligations of CSFB and the Lenders to make the
to Initial Borrowing:   Senior Bank Facility available on the Closing Date are
                        subject to the satisfaction or waiver of the conditions set forth in Exhibit C to the Commitment Letter.

Affirmative             Usual for facilities and transactions of this type and
Covenants:              others to be agreed upon by the Borrower and the Agent
                        (the Borrower's agreement not to be unreasonably withheld) (to be applicable to the Borrower and its subsidiaries), including but not limited to maintenance of corporate existence and rights; performance of obligations; delivery of audited financial statements, other financial information and notices of default and litigation; maintenance of properties in good working order; maintenance of reasonably satisfactory insurance;
                        compliance with laws; inspection of books and properties; further assurances; and payment of taxes.

Negative Covenants:     Usual for facilities and transactions of this type and
                        others to be agreed upon by the Borrower and the Agent
                        (the Borrower's agreement not to be unreasonably withheld) (to be applicable to the Borrower and its subsidiaries), including but not limited to limitations on dividends on, and redemptions and repurchases of, capital stock; limitations on prepayments, redemptions and repurchases of subordinated debt; limitations on prepayments, redemptions and repurchases of senior debt;
                        limitations on liens and sale-leaseback transactions;
                        limitations on loans and investments; limitations on debt; limitations on mergers, acquisitions and asset sales; limitations on transactions with affiliates; limitations on changes in business conducted; limitations on amendment of debt and other material agreements; and limitations on capital expenditures.

Selected Financial      The credit agreement relating to the Senior Bank
Covenants:              Facility (the "CREDIT AGREEMENT") will contain financial
                        covenants (with definitions of financial terms and levels to be agreed upon; it being understood that "EBITDA" shall include net cash income (to be defined) from the Company's new financial services program), including but not limited to (a) maximum ratios of Total
                        Debt to EBITDA, (b) minimum ratios of EBITDA to Interest
                        Expense and (c) minimum ratios of EBITDA to Fixed
                        Charges. Annex III hereto sets forth the currently contemplated financial covenant types and levels.

Events of Default:      Usual for facilities and transactions of this type and
                        others to be agreed upon by the Borrower and the Agent
                        (the Borrower's agreement not to be unreasonably withheld), including but not limited to nonpayment of principal or interest, violation of covenants, incorrectness of representations and warranties in any material respect, cross default and cross acceleration, bankruptcy, material judgments, employee benefits, actual or asserted invalidity of the guarantees or the security documents and Change in Control (the definition of which will be agreed upon).

Voting: Amendments and waivers of the Credit Agreement and the other definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior Bank Facility, except that the consent of each Lender adversely affected thereby shall be required with respect to (a) increases in such Lender's commitments,
                        (b) reductions of principal, interest or fees, (c) extensions of scheduled amortization or final maturity and (d) releases of all or substantially all of the Collateral or certain guarantors.

Cost and Yield          Usual for facilities and transactions of this type on
Protection:             terms to be agreed upon. In addition, the Borrower will
                        obtain interest rate hedging on not less than 50% of outstandings under the Term Loan Facility in form and substance satisfactory to Agent and Borrower.

Assignments and         The Lenders will be permitted to assign loans and
Participations:         commitments to other financial institutions in minimum
                        amounts of $5 million without restriction (other than consultation rights, on terms to be agreed upon, in favor of the Borrower in the case of assignments occurring when no default or Event of Default exists).
                        The Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment. Assignments will be by novation.

                        The Lenders will be permitted to participate loans and commitments to other financial institutions without restriction. Voting rights of participants shall be limited to matters in respect of (a) reductions of principal, interest or fees, (b) extensions of scheduled amortization or final maturity and (c) releases of all or substantially all of the Collateral or certain guarantors.

Expenses and            In addition to those reasonable out-of-pocket expenses
Indemnification:        reimbursable under the Commitment Letter, all reasonable
                        out-of-pocket costs of the Agent (and, in the case of enforcement costs and documentary taxes, the Lenders) associated with the Senior Bank Facility are to be paid by the Borrower.

                        The Borrower will indemnify the Arranger, the Agent, the Lenders and their respective officers, directors, employees, affiliates and agents and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of any such indemnified person arising out of or relating to those matters set forth in the Commitment Letter, including, without limitation, any claim or any litigation or other proceedings (regardless of whether any such indemnified person is a party thereto) that relate to the Transactions or any transactions connected therewith, provided that none of the Arranger, the Agent or any Lender will be indemnified for its gross negligence or willful misconduct.

Counsel for the Arranger        Skadden, Arps, Slate, Meagher & Flom LLP
and the Agent:

Governing Law                   New York.
and Forum:

                                                                         ANNEX I
                                                                    TO EXHIBIT A


                        Interest Rates and Fees

Interest Rates:         The interest rates under the Senior Bank Facility will
                        be, at the Borrower's option, either the Base Rate or the Adjusted LIBOR plus, in each case, the Applicable
                        Margin from time to time as set forth in the following table.


                        ==============================================================
                                                 Applicable Margin
                        --------------------------------------------------------------
                                                    Base Rate             Adjusted
                                                                            LIBOR
                        --------------------------------------------------------------
                        Revolving Facility            1.25%                 2.25%
                        --------------------------------------------------------------
                        Term Loan A                   1.25%                 2.25%
                        --------------------------------------------------------------
                        Term Loan B                   1.50%                 2.50%
                        --------------------------------------------------------------
                        Term Loan C                   1.75%                 2.75%
                        --------------------------------------------------------------
                        Term Loan D                   2.00%                 3.00%
                        ==============================================================

                        The Borrower may elect interest periods of 1, 2, 3 or 6 months for Adjusted LIBOR borrowings.

                        Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of Base Rate loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

                        The Base Rate will be defined as the higher of the Agent's prime lending rate and the rate 1/2 of 1% in excess of the Federal funds effective rate.

                        Adjusted LIBOR will at all times include statutory reserves.

Letter of Credit Fee:   A per annum participation fee equal to the spread over
                        Adjusted LIBOR from time to time in effect for loans under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders pro rata in accordance with the amount of each such Lender's Revolving Facility commitment. In addition, the Issuing Bank shall receive a fronting fee equal to 0.25% per annum on all outstanding letters of credit, payable quarterly in arrears.

Commitment Fees:        0.50% per annum of the undrawn portion of the
                        commitments in respect of the Revolving Facility
                        (subject to reduction as set forth below under the caption "Changes in Commitment Fees and Interest
                        Rates"), commencing to accrue upon the execution and delivery of the Credit Agreement and payable quarterly in arrears and upon the termination of any commitment.

Tax Gross Up:           All payments shall be made without withholding or
                        deduction for, or on account of, any present or future taxes or duties imposed or levied by or on behalf of any governmental taxing authority or, if any such withholding or deductions are required to be made by law, with the payment of such additional amounts as will result in holders receiving such amounts as they would have received had no such withholding or reduction been required. In connection with its becoming a party to the Credit Agreement, each Lender shall deliver such forms regarding the applicability of U.S. withholding taxes to it as are usual for facilities of this type. In addition, each Lender, at the cost and expense of the Borrower, shall agree, on customary terms, to take such actions to mitigate withholdings taxes as are not adverse to it in its sole judgment.

Changes in              Commencing six months after the Closing Date, so long as
Commitment Fees and     no event of default shall have occurred and be
Interest Rates:         continuing, Applicable Margins in respect of the
                        Revolving Facility and the Tranche A Loans and commitment fees under the Senior Bank Facility will be





                                     A-I-2
                        determined by reference to the Borrower's consolidated ratio of Total Debt to trailing four-quarter EBITDA pursuant to the grid attached hereto as Annex IV.

                        The ratio of Total Debt to EBITDA shall be determined as at the last day of each fiscal quarter; changes in interest rates and commitment fees resulting from changes in such ratio shall become effective on the first day on which the financial statements covering the quarter-end date as of which such ratio is computed are available.



                                     A-I-3

                                                                        ANNEX II
                                                                    TO EXHIBIT A

                            Sources and Uses of Funds
                                  (in millions)
                          (all figures are approximate)



Uses of Funds                                                  Sources of Funds
-------------                                                  ----------------

                                                               Existing Cash                  $92.5

Purchase Price of Equity                $266.3                 Revolving Facility(1)           10.6


Repayment/Defeasance of Existing         491.8                 Term Facility                  395.0
Indebtedness and Premiums associated
therewith


Transaction Expenses                      45.0                 Senior Subordinated            225.0
                                                               Notes/Bridge Loans

                                                               Equity Contribution             80.0
                                        -----------                                         -------
Total Uses                              $803.1                 Total Sources                 $803.1
                                        ===========                                          ======




--------------------
        (1) $50 million Revolving Facility of which $10.6 million will be drawn at Closing.

                                                                       ANNEX III
                                                                    TO EXHIBIT A



                              INDICATIVE COVENANTS


DURING FISCAL YEAR
ENDING SEPTEMBER           LTM PF        1998        1999        2000        2001        2002        2003        2004
---------------------------------------------------------------------------------------------------------------------
Indicative Covenants

Total Debt/EBITDA          5.75x        5.75x       5.75x       5.00x       4.50x       4.00x       4.00x       3.50x

EBITDA/Cash Interest       1.50x        1.70x       1.85x       2.00x       2.25x       2.50x       2.50x       2.50x

EBITDA/Fixed Charges                                1.00x       1.00x       1.05x       1.10x       1.15x       1.20x


DURING FISCAL YEAR
ENDING SEPTEMBER            2005        2006        2007
--------------------------------------------------------
Indicative Covenants

Total Debt/EBITDA          3.50x       3.50x       3.50x

EBITDA/Cash Interest       2.50x       2.50x       2.50x

EBITDA/Fixed Charges       1.20x       1.20x       1.20x

                                                                        ANNEX IV
                                                                    TO EXHIBIT A


PRICING GRID


------------------------------------------------------------------------------------------
Total Debt/EBITDA                            Revolver & Term Loan A     Commitment Fee
------------------------------------------------------------------------------------------
greater than or equal to 5.25x               +250 bps                   50 bps

greater than or equal to 4.25x and
  less than 5.25x                            +225                       50

greater than or equal to 3.75x and
  less than 4.25x                            +200                       50

greater than or equal to 3.25x and
  less than 3.75x                            +175                       50

greater than or equal to 2.75x and
  less than 3.25x                            +150                       37.5

less than 2.75x                              +125                       37.5
------------------------------------------------------------------------------------------

                                                                       EXHIBIT B


                      Environmental Systems Products, Inc.
                              Bridge Loan Facility
                   Summary of Principal Terms and Conditions(1)


Arranger and            Credit Suisse First Boston ("CSFB" or the "AGENT").
Administrative Agent:

Lenders: A syndicate of lenders (the "LENDERS") identified in consultation with and reasonably acceptable to the Borrower.

Borrower:               A newly formed entity (the "Borrower") directly or
                        indirectly owning all the outstanding equity of Environmental Systems Products, Inc. (the "COMPANY") that is satisfactory to CSFB.

Amount:                 Up to $225 million aggregate principal amount.

Rank: The loans to be made hereunder by each of the Lenders (the "BRIDGE LOANS") will be senior subordinated, unsecured debt of the Borrower, subordinated in right of payment to the Senior Bank Facility and to all other existing and future senior indebtedness of the Borrower.

Guarantees:             The obligations of the Borrower under the Bridge Loans
                        will be unconditionally guaranteed on a senior subordinated basis by each other Loan Party and each other existing and subsequently organized subsidiary of the Borrower that guarantees the Senior Bank Facility.

Use of Proceeds:        The proceeds of the Bridge Loans will be used by the
                        Borrower, together with up to $445 million of the proceeds of the Senior Bank Facility and the proceeds of the Equity Contribution and $92.5 million of cash on hand at the Target and the Company, solely (i) to finance the Acquisition, (ii) to repay or defease, as applicable, the Existing Indebtedness and (iii) to pay related fees and expenses.



----------------
        (1) All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached.

Funding: The Lenders will make the Bridge Loans on a date simultaneous with the consummation of the other Transactions (the "CLOSING DATE").

Senior Subordinated     The Borrower will use its reasonable best efforts to
Notes:                  offer and sell senior subordinated notes of the Borrower
                        (the "SENIOR SUBORDINATED NOTES") yielding aggregate gross proceeds of $225 million, in lieu of borrowing the Bridge Loans (the "SUBORDINATED NOTE OFFERING").

                        In connection with the foregoing, the Borrower will use its reasonable best efforts to accomplish the following:

                        (i) no later than 37 days prior to the Closing Date, the Borrower will deliver to CSFB all financial statements that would be required to be included in a Registration Statement on Form S-1;

                        (ii) no later than 37 days prior to the Closing Date, the Borrower will deliver to CSFB an initial draft of offering circular for the distribution of the Senior Subordinated Notes containing at a minimum a description of the business and management's discussion and analysis;

                        (iii) no later than 30 days prior to the Closing Date, the Borrower will deliver to CSFB a completed preliminary offering circular, in form and substance satisfactory to CSFB, that would be suitable to use on a roadshow for the sale of the Senior Subordinated Notes; and

                        (iv) upon delivery of such completed offering circular, the Borrower will cause its senior management to participate in a customary roadshow for the sale of the Senior Subordinated Notes.

                        In the event that the Borrower has not issued the Senior Subordinated Notes prior to the Closing Date, the Borrower will use good faith efforts to refinance the Bridge Loans as promptly as practicable after the Closing Date, as further described under "Affirmative Covenants".

Maturity/Exchange:      The Bridge Loans will mature on the date which is 364
                        days after the Closing Date (the "BRIDGE MATURITY
                        DATE"). If any Bridge Loan is not repaid in full on or prior to the Bridge Maturity Date, the Lender thereof will have the option at any time or from time to time to receive, in exchange for such Bridge Loan or portion thereof, exchange notes of the Borrower (the "EXCHANGE NOTES") ranking pari passu with the Bridge Loans and having the terms set forth in the term sheet attached as Annex I to this Exhibit B. If any Lender does not exchange its Bridge
                        Loan for Exchange Notes on the Bridge Maturity Date, such Lender shall be required to extend the maturity of such loan to another date selected by such Lender. If, on or prior to such extended maturity, such Lender does not exchange its Bridge Loan, such Lender shall be required again to extend the maturity of such Bridge
                        Loan to another date selected by such Lender (provided, however, that such Lender shall not be required to extend the maturity of its Bridge Loans beyond the tenth anniversary of the Closing Date (the "FINAL MATURITY
                        DATE")) and this sentence shall apply to each extended maturity of its Bridge Loan prior to the Final Maturity
                        Date.

Interest Rates:         Prior to the Bridge Maturity Date, the Bridge Loans will
                        accrue interest at a rate per annum equal to 3 month
                        Adjusted LIBOR plus 5.50% per annum plus the Bridge
                        Spread (as defined below) provided, however, that the interest rate on Bridge Loans in effect at any time prior to the Bridge Maturity Date shall not exceed 18% per annum, and cash interest on the Bridge Loans shall not exceed 16% per annum. To the extent the applicable interest on the Bridge Loans exceeds the maximum permitted cash interest, the excess will be added to the principal amount of the Bridge Loans.

                        Adjusted LIBOR will at times include statutory reserves.

                        In no event shall the interest rate on the Bridge Loans exceed the highest lawful rate permitted under applicable law.

                        Following the Bridge Maturity Date, all outstanding Bridge Loans will accrue interest at the rate provided for the Exchange Notes in Annex I hereto, subject to the absolute and cash caps therein.

                        Calculation of interest shall be on the basis of actual days elapsed in a year of 360.

                        "BRIDGE SPREAD" shall mean 0 basis points during the three-month period commencing on the Closing Date and shall increase to 50 basis points at the beginning of the subsequent three-month period and shall increase by 50 basis points at the beginning of each subsequent three- month period.


Interest Payments:      Interest will be payable in arrears (a) at the end of
                        each Adjusted LIBOR period and on the Bridge Maturity
                        Date and (b) for Bridge Loans outstanding after the Bridge Maturity Date, at the end of each fiscal quarter of the Borrower following the Bridge Maturity Date and on the date on which such Bridge Loans are repaid in full.

Tax Gross Up:           All payments shall be made without withholding or
                        deduction for, or on account of, any present or future taxes or duties imposed or levied by or on behalf of any governmental taxing authority or, if any such withholding or deductions are required to be made by law, with the payment of such additional amounts as will result in holders receiving such amounts as they would have received had no such withholding or reduction been required. In connection with its making or acquisition of Bridge Loans, each Lender shall deliver such forms regarding the applicability of U.S. withholding taxes to it as are usual for facilities of this type. In addition, each Lender, at the cost and expense of the Borrower, shall agree, on customary terms, to take such actions to mitigate withholding taxes as are not adverse to it in its sole discretion.

Mandatory Prepayments:  Subject to compliance with the Senior Bank Facility, the
                        Bridge Loans will be required to be prepaid with:

                        (a) subject to exceptions to be agreed upon, 100% of the net cash proceeds of the issuance or incurrence of debt or of any sale and lease-back transaction by the Borrower or its subsidiaries;

                        (b) a percentage to be agreed on of the net cash proceeds from any issuance of equity securities of the Borrower or its subsidiaries in any public offering or private placement or from any capital contribution; and

                        (c)     certain asset sales.

Optional Prepayments:   Bridge Loans may be repaid at any time upon five days'
                        prior notice to the Agent, in whole or in part at the option of the Borrower, in a minimum principal amount and in multiples to be agreed upon, without premium or penalty (other than breakage costs (excluding profits, margins and Bridge Spreads) and actual re-employment costs).

Conditions to Closing:  The obligations of CSFB and the Lenders to make the
                        Bridge Loans on the Closing Date are subject to the satisfaction or waiver of the conditions set forth in Exhibit C to the Commitment Letter.

Representations and     Customary for loans similar to the Bridge Loans and such
Warranties:             additional representations and warranties as may
                        reasonably be required by the Agent, including: no Default or Event of Default; absence of material adverse change; financial statements; absence of undisclosed material liabilities or material contingent liabilities;
                        compliance with laws; solvency; no conflicts with laws, charter documents or agreements; good standing; payment of taxes; ownership of properties; and absence of liens and security interests.

Affirmative Covenants:  Customary for loans similar to the Bridge Loans and such others as may reasonably be required by the Agent, including: maintenance of corporate existence and rights; compliance with laws; performance of obligations; maintenance of properties in good repair; maintenance of appropriate and adequate insurance; inspection of books and properties; payment of taxes and other liabilities; notice of defaults, litigation and other adverse action; delivery of financial statements, financial projections and compliance certificates; and further assurances.

                        In addition, the Borrower will agree to file a registration statement under the Securities Act or prepare an offering memorandum covering senior subordinated notes or other debt or equity securities of the Borrower (the "REFINANCING SECURITIES") to be issued in a public offering or private placement to refinance in full the Bridge Loans (the "LOAN REFINANCING") and to consummate such Loan Refinancing as soon as possible after the Closing Date in an amount sufficient to refinance all amounts outstanding under the Bridge Loan Documents and on such terms and conditions (including interest rate, yield, redemption prices and dates) as CSFB may in its judgment determine to be appropriate in light of prevailing circumstances and market conditions and the financial condition and prospects of the Borrower; provided, however, that the Borrower shall not be obligated to issue the Refinancing Securities in the Loan Refinancing bearing interest in excess of the maximum interest rate (and maximum cash interest rate) set forth in Annex I applicable to Exchange Notes. The indenture for the Refinancing Securities will be substantially in the form of CSFB's standard indenture for high-yield subordinated debt securities, modified as appropriate to reflect the terms of this transaction and the financial condition and prospects of the Borrower and its subsidiaries, and in form and substance reasonably satisfactory to CSFB and the Borrower. If any Refinancing Securities are issued in a transaction not registered under the Securities Act to effect the Loan Refinancing, all such Refinancing Securities shall be entitled to the benefit of registration rights agreements to be entered into by the Borrower in customary form acceptable to CSFB.

Negative Covenants:     Customary for loans similar to the Bridge Loans and such
                        others as may reasonably be required by the Agent, including: limitations on incurrence of indebtedness
                        (including no senior subordinated debt other than the Bridge Loans); limitations on loans, investments and joint ventures; limitations on guarantees or other contingent obligations; limitations on restricted payments (including dividends, redemptions and repurchases of capital stock); limitations on fundamental changes (including limitations on mergers, acquisitions and asset sales); limitations on operating leases; limitations on transactions with affiliates;
                        limitations on dividend and other payment restrictions affecting subsidiaries; limitations on capital expenditures; limitations on lines of business;
                        limitations on amendment of indebtedness and other material documents; and limitations on prepayment or repurchase of other indebtedness.

Events of Default:      Customary for loans similar to the Bridge Loans and
                        others as are reasonably specified by the Agent, including: nonpayment of principal, interest, fees or other amounts when due; violation of covenants; failure of any representation or warranty to be true in all material respects; cross-default and cross-acceleration;
                        Change in Control; bankruptcy events; material judgments; ERISA; and actual or asserted invalidity of any Bridge Loan Document.

Yield Protection and    Customary for facilities of this type.
Increased Costs:

Assignments and         The Borrower may not assign its rights or obligations in
Participations:         connection with the definite documentation relating to
                        the Bridge Loans (the "BRIDGE LOAN DOCUMENTS") without the prior written consent of all the Lenders.

                        Lenders will have the absolute right to assign Bridge Loans without the consent of the Borrower. Lenders will also have the right to assign their commitments with the consent of the Borrower (such consent not to be unreasonably withheld) and such assignments will be by novation which will release the obligation of the assigning Lender.

                        Lenders will be permitted to participate their Bridge Loans to other financial institutions; provided, however, that the Lenders granting participations retain the voting rights to such participated amounts. Participants will have the same benefits as the selling Lenders would have with regard to yield protection and increased costs, collateral benefits and provision of information on the Borrower and its subsidiaries.

Voting: Amendments and waivers of any provision of any Bridge Loan Documents will require the approval of Lenders holding commitments or loans, as the case may be, representing a majority of the aggregate amount of commitments or loans, respectively, under the Bridge Loan Documents, except that the consent of all affected Lenders shall be required with respect to (a) increases in commitments, (b) reductions of principal, interest or fees, (c) extensions of the maturity date and (d) releases of certain guarantors.

Expenses and            In addition to those reasonable out-of-pocket expenses
Indemnification:        reimbursable under the Commitment Letter, all reasonable
                        out-of-pocket expenses of the Agent (and the Lenders for enforcement costs and documentary taxes) associated with the preparation, execution and delivery of any waiver or modification (whether or not effective) of, and the enforcement of, any Bridge Loan Document or any document relating to the refinancing of the Bridge Loans
                        (including the reasonable fees, disbursements and other charges of counsel for the Agent) are to be paid by the Borrower. The Borrower will indemnify the Agent and the other Lenders and hold them harmless from and against all costs, expenses (including reasonable fees and disbursements of counsel) and liabilities arising out of or relating to those matters set forth in the Commitment
                        Letter, including, without limitation, any litigation or other proceeding (regardless of whether the Agent or any such other Lender is a party thereto) that relate to the Transactions, the Bridge Loans or refinancing thereof;
                        provided, however, that neither the Agent nor any such other Lender will be indemnified for any costs, expense or liability to the extent determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from such person's gross negligence or willful misconduct.

Counsel for the         Skadden, Arps, Slate, Meagher & Flom LLP.
Arranger and the
Administrative Agent:


Governing Law and       New York.
Forum:

                                                                         ANNEX I
                                                                    TO EXHIBIT B


                                 Exchange Notes
                   Summary of Principal Terms and Conditions(1)

Issuer: The Borrower will issue Exchange Notes under an indenture that complies with the Trust Indenture Act (the "INDENTURE").

Principal Amount:       The Exchange Notes will be available only in exchange
                        for the Bridge Loans. The face amount of any Exchange
                        Note will equal 100% of the aggregate principal amount
                        (including any accrued interest not required to be paid in cash) of the Bridge Loan for which it is exchanged.

Maturity:               The Exchange Notes will mature on the tenth anniversary
                        of the Closing Date.

Interest Rate:          Exchange Notes will bear interest at a rate equal to the
                        Initial Rate (as defined below) plus the Exchange Spread
                        (as defined below). Notwithstanding the foregoing, the interest rate on Exchange Notes in effect at any time shall not exceed 18% per annum, and to the extent that the interest payable on Exchange Notes exceeds a rate of 16% per annum, the Borrower may, at its option, cause such excess interest to be paid by issuing additional
                        Exchange Notes in a principal amount equal to such excess portion of interest. Interest on Exchange Notes will be payable semiannually in arrears.

                        In no event shall the interest rate on the Exchange Notes exceed the highest lawful rate permitted under applicable law.

                        "INITIAL RATE" shall be determined on the Bridge Maturity Date and shall be equal to the greatest of (a) the interest rate borne by Bridge Loans on the day immediately preceding the Bridge Maturity Date, (b) the Treasury Rate (as defined below) on the Bridge Maturity Date plus 750 basis points


-----------------
        (1) All capitalized terms used but not defined herein have the meanings given in the Summary of Principal Terms and Conditions of the Bridge Loan Facility to which this Annex I is attached.

                        and (c) the Credit Suisse First Boston Corporation High Yield Single B Index Rate on the Bridge Maturity Date plus 400 basis points.

                        "TREASURY RATE" means (i) the rate borne by direct obligations of the United States maturing on the tenth anniversary of the Closing Date and (ii) if there are no such obligations, the rate determined by linear interpolation between the rates borne by the two direct obligations of the United States maturing closest to, but straddling, the tenth anniversary of the Closing Date, in each case as published by the Board of Governors of the Federal Reserve System.

                        "EXCHANGE SPREAD" shall mean 50 basis points during the six-month period commencing on the Bridge Maturity Date and shall increase by 50 basis points at the beginning of each subsequent three-month period.


Tax Gross Up:           Same as Bridge Loans.

Rank: Exchange Notes will rank pari passu with Bridge Loans but will be subordinated in right of payment to all existing and future senior indebtedness of the Borrower.

Mandatory Redemption:   Same as Bridge Loans.

Optional Redemption:    Subject to the following sentence, the Exchange Notes
                        will be redeemable at the option of the Borrower, in whole or in part, at any time at par plus accrued and unpaid interest to the redemption date. If any Exchange
                        Note is sold by a Lender to a third party purchaser, such Lender shall have the right to fix the interest rate on such Exchange Note at a rate not higher than the then applicable rate of interest and, if such Lender exercises such right, such Exchange Note will be non-callable for four years from the date of its sale to such third party and will be callable thereafter at par plus Accrued interest plus a premium, which premium shall initially be the fixed interest rate borne by such Exchange Note declining ratable to zero one year prior to the maturity of the Exchange Notes, provided, that such call protection shall not apply to any call for redemption issued prior to the sale to such third party purchaser.

Registration Rights:    The Borrower will use its best efforts to cause to
                        become effective an exchange offer registration statement or a shelf



                                     B-I-2
                        registration statement no later than the date of issuance of the Exchange Notes, and the Borrower will use its best efforts to keep such registration statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of such Exchange Notes, but in no event longer than two years from the date of issuance of any such Exchange Notes. If the registration statement is not effective by the Bridge Maturity Date or, once effective, ceases to be effective or ceases to be useable in connection with resales of such Exchange Notes (subject to customary exceptions), cash interest will accrue and be payable (in addition to interest otherwise accruing on the Exchange Notes) at a rate of 0.50% per annum until such default shall be cured.

                        The Borrower agrees, at its expense, to assist CSFB in connection with resales of any of the Exchange Notes, including making its senior officers available to CSFB, including making them available to assist in the preparation of marketing materials relating to any resales, to participate in due diligence sessions and to participate in road shows or other presentations to prospective purchasers of such Exchange Notes.

Exchange Notes
Escrowed:               The Exchange Notes will be delivered on the Closing Date
                        and held, undated, in escrow by a mutually agreeable fiduciary.

Right to Transfer       The holders of the Exchange Notes shall have the
Exchange Notes:         absolute and unconditional right to transfer such
                        Exchange Notes to any third parties in compliance with applicable law.

Covenants:              Those typical for an indenture governing a high-yield
                        senior subordinated note issue, including a "change in control" put provision, and, to the extent deemed reasonably necessary by CSFBC, certain covenants contained in the Bridge Loan documentation.

Events of Default:      Those typical for an indenture governing a high-yield
                        senior subordinated note issue.

Governing Law and
Forum:                  New York.




                                     B-I-3

                                                                       EXHIBIT C

                                   CONDITIONS

        The commitments of Credit Suisse First Boston ("CSFB") pursuant to the Senior Secured Credit Facilities and Bridge Loan Commitment Letter, dated as of August 12, 1998 (the "LETTER"), between CSFB and Environmental Systems Products, Inc. shall be subject to the following conditions (capitalized terms used but not defined herein shall, unless otherwise specified, have the meanings assigned to such terms in the Letter):

                (i) after the date of the Letter, no information or other matter becomes known to CSFB (including, without limitation, any information or matter disclosed pursuant to the delivery of the financial information described in item (x) below) that CSFB in good faith believes is inconsistent in a material and adverse manner with (a) any information or other matter disclosed to CSFB prior to the date of the Letter or (b) any information or other matter obtained by CSFB during its due diligence investigation;

                (ii) there shall not have occurred or become known to CSFB any event or events, adverse condition or change that, individually or in the aggregate, could have a Material Adverse Effect;

                (iii) the preparation, execution and delivery of definitive documentation satisfactory to CSFB, in connection with the Facilities;

                (iv) CSFB and the Lenders shall be reasonably satisfied as of the Closing Date with (a) the material terms and conditions of the Offer (to the extent such terms and conditions differ in any material respect than those set forth in the final form of the Agreement and Plan of Merger reviewed by CSFB and its counsel prior to CSFB's delivery of the Letter), the Debt Tender and each agreement entered into in connection with the Transactions and (b) all legal, tax and accounting matters relating to the Transactions that could have a Material Adverse Effect, including the following:

                        (w) there shall be no litigation or administrative
                proceedings or other legal or regulatory developments, actual or threatened, that, singly or in the aggregate, could have a Material Adverse Effect or could materially and adversely affect the ability of Holdings, the Borrower or the Company to fully and timely perform their respective obligations under the documents executed in connection with the Transactions, or the ability of the parties to consummate the financings or the other Transactions contemplated by the Letters;

                        (x) CSFB and, if applicable, the Lenders shall be
                reasonably satisfied with all material legal, tax and accounting matters relating to the Transactions and the other transactions contemplated by the Letter, including, without limitation, the ability of subsidiaries of the Borrower, the Target or the Company to transfer funds to the Borrower, the Target and the Company and the withholding tax consequences thereof and the Borrower's, the Target's and the Company's plans and programs with respect to managing currency risk exposure;

                        (y) CSFB and, if applicable, the Lenders shall be
                reasonably satisfied that the amount and nature of any environmental and employee health and safety exposures to which any Loan Party and its subsidiaries may be subject, and the plans of each Loan Party with respect thereto, could not be reasonably expected to have a Material Adverse Effect; and

                        (z) all requisite governmental authorities (including
                antitrust or banking authorities in any relevant jurisdiction) and third parties shall have approved or consented to the Transactions and the other transactions contemplated by the Letter to the extent required, in each case to the extent failure to obtain such consent or approval could have a Material Adverse Effect or could materially and adversely affect the rights or remedies of CSFB, or, if applicable, the Lenders, and there shall be no governmental or judicial action, actual or threatened, that has a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transaction contemplated hereby;

                (v) the Transactions (including, without limitation, the required debt purchases or redemptions, as applicable, under the Debt Tender and the purchase of at least 90% of the Target's outstanding equity pursuant to the Offer) shall have been consummated or shall be consummated simultaneously on the Closing Date and each of the respective conditions to the Offer and the Debt Tender shall have been satisfied without amendment or waiver thereof, unless in each case approved in writing by CSFB and the Lenders;

                (vi) after giving effect to the Transactions and the other transactions contemplated by the Letter, neither any Loan Party nor any of their subsidiaries shall have outstanding any indebtedness or preferred stock other than (a) the loans under the Senior Bank Facility,
        (b) the Bridge Loan or the Senior Subordinated Notes, as the case may be, and (c) other indebtedness or preferred stock to be agreed upon;

                (vii) customary closing conditions for transactions similar to the Bridge Loan and the Senior Bank Facility, as applicable, including without limitation (a) the accuracy of all representations and warranties, (b) the absence of any defaults, prepayment events or creation of liens under debt instruments or other agreements as a result of the Transactions and the other transactions contemplated by the Letter, (c) the absence of any material change in the capital, corporate and organizational structure of the Loan Parties and their subsidiaries (after giving effect to the Transactions), (d) first-priority perfected security interests in the Collateral, (e) compliance with applicable laws and regulations (including employee health and safety, margin regulations and environmental laws), (f) obtaining reasonably satisfactory insurance, (g) evidence of authority, (h) consents of all relevant persons, and (i) the receipt by CSFB of reasonably satisfactory legal opinions and accountants' comfort letters;

                (viii) there shall not have occurred and be continuing (a) any general suspension of trading in securities on the New York or American Stock Exchange or in the NASDAQ National Market System (other than circuit breakers), (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (c) the commencement of a war or other similar international or national calamity or emergency, directly or indirectly involving the United States, (d) any limitations (whether or not mandatory) imposed by any governmental authority on the nature or extension of credit or further extension of credit by banks or other lending institutions, (e) in the case of the foregoing clauses (c) and (d), a material escalation or worsening thereof or (f) any other material adverse change in banking or capital market conditions that has had a material adverse effect on the syndication of leveraged bank credit facilities or the consummation of high yield offerings, as the case may be;

                (ix) CSFB's satisfaction that, immediately prior to and during the marketing period for (a) the Subordinated Note Offering or the syndication of the Bridge Loan, as the case may be, or (b) the Senior Bank Facility, there shall be no competing issues of debt securities or commercial bank facilities (other than the Senior Bank Facility, the Offering or the Bridge Loan, as applicable, or other permitted indebtedness thereunder) of any Loan Party or any of their affiliates;

                (x) the receipt by CSFB and, if applicable, the Lenders, on or before the closing of the Transactions, of financial statements of the Borrower and the Company (including notes thereto), consisting of (a) audited and pro forma balance sheets as of the end of each period in the 3 fiscal-year period most recently ended, (b) audited and pro forma statements of operations and cash flows for each period in the 3 fiscal-year period December 31, 1997, (c) consolidated and consolidating financial statements for each period in the 3 fiscal-year period most recently ending and supporting documentation satisfactory to CSFB, (d) comparable unaudited historical and pro forma interim financial statements covering all quarterly or other appropriate periods subsequent to the fiscal year most recently ended, and (e) such final projections in respect of the Loan Parties and their respective subsidiaries as CSFB may reasonably request; and all such financial statements, historical or pro forma, delivered pursuant to this paragraph (x) shall be in compliance with the requirements of Regulation S-X for a public offering registered under the Securities Act of 1933, and all financial statements and projections referred to in this paragraph (x) shall not be materially inconsistent with financial statements, projections and estimates previously provided to CSFB and, if applicable, the Lenders;

                (xi) payment of fees and expenses; and

                (xii) the Warrants shall have been issued and placed into escrow for the benefit of the Lenders in accordance with the terms of the Warrant Letter.

        A "MATERIAL ADVERSE EFFECT" shall mean the result of one or more events, changes or effects which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on (i) the business, results of operations, financial condition or prospects of any

Loan Party and its and subsidiaries, in each case, taken as a whole, or (ii) the validity or enforceability of any of the documents entered into in connection with the Transactions or the other transactions contemplated by the Letter or the rights, remedies and benefits available to the parties thereunder.